EXHIBIT 12

                              WHITMAN CORPORATION
         STATEMENT OF CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in Millions, Except Ratios)


                                         Years Ended December 31,
                              ----------------------------------------------
                               1994      1993      1992      1991      1990
                              ------    ------    ------    ------    ------

Earnings:
Income from Continuing
 Operations before Taxes     $ 212.7   $ 212.2   $ 170.6   $ 161.7   $ (39.0)
 Fixed Charges Excluding
 Capitalized Interest           82.2     105.9     106.9     138.2     168.1
                             -------   -------   -------   -------   -------
Income as Adjusted           $ 294.9   $ 318.1   $ 277.5   $ 299.9   $ 129.1
                             =======   =======   =======   =======   =======


Fixed Charges:
Interest Expense             $  71.1   $  96.2   $  97.7   $ 128.6   $ 158.7
Portion of Rents
 Representative of
 Interest Factor                11.1       9.7       9.2       9.6       9.4
                             -------   -------   -------   -------   -------
Fixed Charges Excluding
 Capitalized Interest           82.2     105.9     106.9     138.2     168.1
 Capitalized Interest            0.2       0.2       0.2       0.2       0.3
                             -------   -------   -------   -------   -------
Total Fixed Charges          $  82.4   $ 106.1   $ 107.1   $ 138.4   $ 168.4
                             =======   =======   =======   =======   =======

Ratio of Earnings to
 Fixed Charges                   3.6x      3.0x      2.6x      2.2x      0.8x
                             =======   =======   =======   =======   =======
                                                                        (1)


(1) In 1990, the ratio of earnings to fixed charges was less than one-to-one coverage principally as a result of a $170 million restructuring charge. The dollar amount of fixed charge coverage deficiency in 1990 was $39.3 million. Excluding the restructuring charge, the ratio of earnings to fixed charges was 1.8 times in 1990.
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